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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

June 13, 2002

    ANKER COAL GROUP, INC. - ANNOUNCES PROGRESS WITH FINANCIAL RESTRUCTURING

         Morgantown, West Virginia - Anker Coal Group, Inc. (the "Company") announced today that it has entered into a formal Forbearance Agreement with its senior secured lenders and expects to commence negotiations with its existing bondholders regarding a significant restructuring of its outstanding bond obligations in the near future. The Company did not make the scheduled interest payment of approximately $6.6 million due to its bondholders on April 1 and has received official notice of payment default from the bond trustee. While the Company does not currently know the prospect or form of a restructuring of its existing bond indebtedness, representatives of holders of a majority of the outstanding bonds have expressed their intentions to work with the Company to restructure its outstanding bond indebtedness, although there can be no assurances that any agreement will be reached.

         The Company confirmed that its independent public accountants have not yet issued their opinion with respect to the Company's Consolidated Financial Statements for the period ending December 31, 2001. Jack Teitz, recently appointed as the Company's President and Chief Restructuring Officer, indicated that, "Discussions with the Company's independent public accountants are focused on asset impairment issues, the accountants' willingness to issue an opinion with a going concern qualification and the Company's plans to negotiate with its senior secured lenders and bondholders regarding its capital structure and debt service requirements."

         The Company has not filed a Form 10-K for fiscal year 2001 with the Securities and Exchange Commission ("SEC") and presently does not intend to file any further reports or statements with the SEC.

         The Company disclosed that coal sales and related revenues totaled $202.0 million for the year ended December 31, 2001; a decrease of 10.6% from $226.0 million for the year ended December 31, 2000. This decrease in coal sales and related revenues in 2001 was directly attributable to lower production levels at the Company's coal mines and was partially offset by favorable pricing changes for both company-produced and brokered coal. Coal sales volume for the year ended December 31, 2001 was 7.8 million tons; a decrease of 17.9% from 9.5 million tons for the year ended December 31, 2000. The Company's operating expenses for 2001 totaled $192.8 million, exclusive of depreciation, depletion, amortization expenses of $20.1 million and asset impairment and restructuring charges of $51.4 million. In addition, during 2001 the Company recognized other income of $10.8 million, including a gain on the sale of contract rights of approximately $6.6 million.

         The 7.8 million tons of coal sold in 2001, included approximately 3.4 million tons shipped under long-term contracts with utilities, 3.0 million tons under long-term contracts with independent power producers, and 700,000 tons under long-term contracts with metallurgical, industrial and commercial customers. Total coal production during 2001 was approximately 4.0 million tons; a decrease of 20% from the 5.0 million tons produced in 2000. Approximately 77.8% of the Company's production originated from deep mines and approximately 22.2% of production originated from surface mines.


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         Teitz emphasized that any anticipated financial restructuring negotiations with the bondholders will need to result in significant reductions in the Company's total outstanding debt obligations in order to allow the Company to service its debt obligations. Teitz also indicated that the Company is continuing to evaluate various options regarding the future operations at two of the Company's mines in West Virginia that were idled in April 2002 and is currently meeting with West Virginia Development Office regarding a potential power plant project to be located adjacent to the Company's coal reserves in Upshur County, West Virginia.

         Teitz emphasized that, "While the Company believes that its coal business remains fundamentally sound and substantial coal reserves are in place for the future, it appears that current market conditions will continue to impede the Company's efforts to generate the cash flow required to service its current debt obligations."

         This release does contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the occurrence and timing of negotiations with bondholders, the outcome of any such negotiations, the success of attempts to reopen mines and the costs of doing so, and the prospects for the Upshur County power plant project. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the control of the Company or any of its affiliates. The Company does not undertake any obligation to update any of its forward looking statements.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Jack Teitz of Anker Coal Group, Inc. at (304) 594-1616.